Exhibit 15.1

                        [ARTHUR ANDERSEN LLP LETTERHEAD]

January 19, 1999

FDX Corporation
6075 Poplar Avenue
Memphis, Tennessee 38119

Ladies and Gentlemen:

We are aware that FDX Corporation will be incorporating by reference in this Form S-8 Registration Statement its Form 10-Qs for the quarters ended August 31, 1998 and November 30, 1998, which include our reports dated September 23, 1998 and December 16, 1998, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of this Registration Statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ Arthur Anderson LLP

Arthur Andersen LLP